Exhibit 99.3

CFO Commentary on Third Quarter 2015 Financial Results

3855 South 500 West

Salt Lake City, UT 84115

November 3, 2015

Related Information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Conference Call

The Company will hold a conference call at 5:00 p.m. Eastern Daylight Time on November 3, 2015, to review third quarter results. Randy Hales, Chief Executive Officer, and Brad Holiday, Chief Financial Officer, will participate in the call. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

Summary

The Company reported record third quarter net sales of $66.8 million, an 11% increase compared to net sales of $60.0 million in the third quarter of 2014. Gross profit margin improved to 37% in the quarter compared to 15% in the prior year quarter due to favorable product sales mix, improved operational efficiencies, and a $9.6 million inventory write down incurred during the third quarter of 2014. Operating expenses increased to 28% of net sales, or $18.6 million, compared to 26% or 15.8 million in the third quarter of 2014. Third quarter net income improved to $3.7 million, or $0.13 per diluted share (on 28.9 million shares), compared to a net loss of $(4.3) million, or $(0.14) per diluted share (on 30.3 million shares) last year.

Adjusted EBITDA increased to $9.9 million from $(3.0) million in the third quarter of 2014.

The Company updated 2015 annual guidance to the following:

•	Net sales to be at the high end of the previous guidance range of $260 - $270 million
•	Gross profit margin improving from the previous guidance of mid to high 30’s% to 38%, plus or minus 50 basis points
•	Adjusted EBITDA guidance from the previous range of $40 - $43 million to $42 - $44 million.

Consistent with today's release, the Company will be disclosing consolidated financial results which includes its primary operations in the United States, as well as operations from ZAGG International, its wholly owned subsidiary operating in Shannon, Ireland. This commentary addresses only consolidated results unless otherwise stated. The financial statements provided in today's release reflect consolidated Q3 2015 and should be referred to for further clarifications.

Third Quarter 2015 Financial Results

(All comparisons are versus third quarter 2014, unless noted.)

Net Sales

Net sales increased to a third quarter record of $66.8 million, an 11% increase compared to $60.0 million.

Product Categories

Screen protection net sales totaled $47.9 million, an increase of 69% compared to $28.3 million. The increase was primarily due to increased domestic and international distribution, particularly with wireless retailers, and an increase in dollar market share as measured by retail sell through.

Tablet keyboard sales decreased to $9.8 million compared to $18.2 million due to overall softness in the tablet market.

Power management sales decreased to $1.6 million compared to $4.8 million due the timing of customer launch initiatives in the third quarter last year that that will not occur until the fourth quarter this year.

Audio sales increased 3% to $6.1 million compared to $5.9 million, due to increased domestic distribution.

International

International sales increased to $7.1 million, an increase of 27% compared to $5.6 million in the same quarter last year. Changes in foreign currency rates negatively impacted our international sales by $1.1 million during the third quarter of 2015 compared to 2014. On a constant currency basis, sales increased 46% compared to 2014.

Gross Margin

Gross profit margin improved to 37% ($24.9 million) compared to 15% ($9.2 million). The increase was due to favorable product sales mix, improved operational efficiencies, and a $9.6 million inventory write down incurred during the third quarter of 2014.

Operating Expense

Operating expense rose to 28% of net sales or $18.6 million, compared to 26% or $15.8 million. The increase in operating expense was due primarily to increased customer service expense associated with higher screen protection sales, salaries and benefits, and additional investment in advertising and marketing.

Income Tax Expense

The effective tax rate for the quarter came in at 39.0% compared to 34.2%. The increase in the effective tax rate was primarily due to the overall effect on the tax rate of losses from foreign jurisdictions in 2015. The effective tax rate will generally differ from the U.S. Federal Statutory rate of 35%, due to foreign and state taxes, permanent items, and the impact of our global tax strategy.

Net Income

Net income improved to $3.7 million compared to a net loss of $(4.3) million. Fully diluted earnings per share improved to $0.13 (on 28.9 million shares) compared to a loss per share of $(0.14) (on 30.3 million shares). In the third quarter of 2015, the Company repurchased 1.8 million shares of its common stock at an average price of $7.33 as part of a Board approved $15.0 million share repurchase authorization. The Company has repurchased 5.5 million shares ($33.5 million) since the beginning of 2013.

Unaudited Supplemental Data: Adjusted EBITDA

Adjusted EBITDA for the quarter improved to $9.9 million (15% of net sales) compared to $(3.0) million (-5% of net sales).

FY15 Year-to-Date Financial Results

(All comparisons are the first nine months of 2014, unless otherwise noted.)

Net Sales

Net sales increased to $190.7 million, a 20% increase compared to $159.2 million.

Product Categories

Screen protection net sales totaled $128.3 million, an increase of 103% compared to $63.2 million. The increase was primarily due to increased domestic and international distribution, particularly at wireless retailers, and an increase in U.S. dollar market share as measured by retail sell through.

Tablet keyboard sales decreased to $35.5 million compared to $54.2 million, due to overall softness in the tablet market. U.S. market share, however, increased 500 basis points compared to last year.

Power management sales decreased to $4.1 million, compared to $9.2 million due to the timing of customer launch initiatives in the third quarter that will not occur until the fourth quarter this year.

Audio sales decreased to $17.1 million compared to $22.5 million, due to reduced product placement at a key customer at the end of 2014, which has impacted 2015.

International

International sales were $17.7, a 2% decline compared to $18.1 in the same period last year. Changes in foreign currency rates adversely impacted international sales by $3.3 million compared to 2014. On a constant currency basis, sales increased 16% compared to 2014.

Gross Margin

Gross profit margin improved to 38% ($72.8 million) compared to 27% ($43.7 million) due to favorable sales mix, improved operational efficiencies, and a $9.6 million inventory write down incurred during the third quarter of 2014, which exceeded normal write down levels.

Operating Expense

Operating expense was 29% of net sales ($54.9 million), compared to 29% of net sales ($46.8 million). The dollar increase was due primarily to increased customer service expense associated with higher screen protection sales, salaries and benefits, and additional investment in advertising and marketing.

Income Tax Expense

The effective tax rate increased to 40.2% compared to 15.7% in the prior year. The increase in the effective tax rate is attributable to true-ups in the prior year, and increased impact of a loss in a foreign tax jurisdiction due to lower net income/(loss) during the quarter ended September 30, 2014. The effective tax rate will generally differ from the U.S. Federal Statutory rate of 35% due to state taxes, permanent items, and the impact of our global tax strategy.

Net Income

Net income improved to $10.6 million versus a net loss of $(2.5) million. Fully diluted earnings per share for the first nine months improved to $0.36 (29.5 million shares) compared to a net loss per fully diluted share of $(0.08) (30.3 million shares).

Supplemental Data: Adjusted EBITDA

Adjusted EBITDA for the first nine months increased to $29.5 million (15% of net sales) compared to $7.8 million (5% of net sales).

Balance Sheet (as of September 30, 2015)

Cash Balance

The cash balance at September 30, 2015 was $15.0 million versus $7.1 million at September 30, 2014. Year-to-date cash from operations increased to $22.3 million compared to $14.7 million. The increase in cash from operations is primarily due to the increase in net income which totaled $10.6 million versus a loss of $(2.5) million in the same period last year.

Debt Balances/Liquidity

The Company had no outstanding debt and $25.0 million available on the credit facility.

Account Receivables

Accounts receivable decreased slightly to $53.1 million, compared to $55.1 million at September 30, 2014. Days sales outstanding (DSO) improved to 73 compared to 84 due to improvements in collections and the overall quality of outstanding receivables remains good.

Inventory

Inventories as of September 30, 2015 increased to $45.4 million, compared to $35.3 million at September 30, 2014. This increase was primarily due to a higher mix of InvisibleShield Glass inventory, which is sourced in Asia, compared to film products which are manufactured in the U.S on a just-in-time basis and require minimal inventory balances.

Updated 2015 Business Outlook

The Company updated annual net sales guidance to be at the high end of the previous guidance range of $260 - $270 million, due to continued strong growth year-to-date in screen protection sales and growth in domestic and international distribution, partially offset by lower sales of keyboards associated with soft category sales experienced this year. Sales of screen protection products are estimated to decline in the fourth quarter, as compared to last year, due to the absence of a new OEM device launch with a form factor change during the second half of 2015 and the adverse impact of changes in foreign currency rates on international sales.

Gross margin as a percentage of sales is now estimated to be 38%, plus or minus 50 basis points, compared to the previous guidance of mid to high 30’s. This increase is due to a favorable shift in product mix and higher than estimated operational efficiencies the Company has been experiencing year-to-date.

As a result of these factors, Adjusted EBITDA is estimated to increase to a range $42.0 - $44.0 million, compared to the previous guidance of $40.0 million - $43.0 million.

Non-GAAP Financial Disclosure

ZAGG regularly discloses Adjusted EBITDA, a non-GAAP metric, in its financial releases. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG's use of this non-GAAP financial measure and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today, which can be found at investors.ZAGG.com.

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), and recovery of reserves on note receivable) contained in this commentary is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to timely design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new and existing product categories; (g) a shift in product mix to lower margin products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.